Exhibit 10.1
Dated 22-August, 2013

 Agreement

between

Great China Mania Holdings INC

and

New Era Global Enterprises Limited

8th Floor, 1 New York Street, Manchester, M1 4AD

Tel: 0161 236 8992 Fax: 0161 234 8846  Ref: 21981.1

Contents

Clause
1.	Interpretation	1
2.	The Business	3
3.	Obligations on the Company	3
4.	Obligations on New Era and Licence	4
5.	Completion	5
6.	Directors and Management	5
7.	Finance for the Business	5
8.	Restrictions on the parties	6
9.	Anti-corruption	6
10.	The Business Plan	6
11.	Accounting	7
12.	Profit Share	7
13.	Term, Termination and liquidation	8
14.	Intellectual Property	9
15.	Confidentiality	9
16.	Whole agreement	10
17.	Assignments	10
18.	Variation and waiver	10
19.	Costs	11
20.	No partnership	11
21.	Third party rights	11
22.	Notice	11
23.	Interest on late payment	13
24.	Language	13
25.	Severance	13
26.	Further assurance	13
27.	Counterparts	13
28.	Agreement survives Completion	14
29.	Governing law and jurisdiction	14

Schedule

Schedule Matters reserved for New Era approval	15

THIS  AGREEMENT is dated 22-AUGUST, 2013

Parties

(1)
Great China Mania Holdings Inc incorporated and registered in Florida United States with company Federal Employer identification number 59-2318378 whose principal office is at 19F, Rm1902, Kodak House 2, Java Road, North Point, Hong Kong (“the Company”).

(2)
New Era Global Enterprises Limited incorporated and registered in England and Wales with company number 06596865 whose registered office is at 17 Hardwidge Street, London, United Kingdom SE1 3SY (“New Era”).

Background

(A)
The Company is an artist management and entertainment company in located in Hong Kong and with talents all over Asia. Its major businesses include talent management, event management, music publishing, movie and TV series productions, multimedia and merchandise licensing in Hong Kong, China and across Asia. To leverage on the popularity and publicity of GMEC's artists and celebrities in creating stories and events.

(B)	New Era is in the business of publishing a magazine, #5, in the United Kingdom and selling various merchandise using the #5 brand.

(C)	The Company intends to produce the Magazine and New Era agrees to grant the Company certain rights to enable it to do so on the terms of this agreement.

(D)	The Company shall carry on the Business in accordance with the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Act: the Companies Act 2006.

Board: the board of directors of the Company as constituted from time to time.

Business: has the meaning given in clause 2.

Business Plan: has the meaning given in clause 10.

Completion: the completion of the formation of the Business in accordance with clause 5.

        Confidential Information: has the meaning given in clause 15.

Electronic form: has the meaning given in section 1168 of the Act.

New Era’s Intellectual Property: patents, rights to inventions, copyright and related rights, trade marks, (registered at the Trade Marks Registry under 2504234 and 2504235) business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world relating to #5 and Five by Rio.

Licence Fee: £2,500 (two thousand five hundred pounds sterling) per issue of the Magazine.  For the avoidance of doubt, the Licence Fee is due per issue in digital form and a further Licence Fee shall be paid if a further print version is produced.

Magazine: the Chinese version of New Era #5 Magazine.

New Era Director: Peter Smith or such other person as New Era nominate from time to time.

New Era Shares: 10,000,000 restricted common shares in the Company.

Operating Costs: reasonable expenses including direct translation, production, printing, marketing, distribution and retailing of the Magazine and the Products.

Operating Profits: all income (including sales, advertising, revenues and miscellaneous associated revenues) from the Magazine and the Products less any Operating Costs calculated every Quarter Date.

Products: any baseball caps, t-shirts or other apparel agreed by the parties in writing which is branded #5.

Quarter Date: 31 March, 30 June, 30 September and 31 December.

Reserved Matters: the matters listed in the Schedule.

Territory: China (including Hong Kong, Macau, and Taiwan) and such other countries as may be agreed in writing between the parties from time to time.

1.2	Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3	A reference to a clause or a schedule is a reference to a clause of, or schedule to, this agreement. A reference to a paragraph is to a paragraph of the relevant schedule.

1.4	A person includes a natural person, a corporate or unincorporated body (whether or not having a separate legal personality).

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6
A reference to writing or written includes faxes but no other electronic form, save for the purposes of clause 22 where a reference to writing or written includes electronic forms and the sending or supply of notices in electronic form.

1.7	Where the words include(s), including or in particular are used in this agreement, they are deemed to have the words "without limitation" following them.

1.8	Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

2.	The Business

2.1	The Business is the production, promotion and sale of the Magazine and the manufacture and sale of the Products in the Territory.

2.2	Each party shall use its reasonable endeavours to promote and develop the Business to the best advantage of the parties.

3.	Obligations on the Company

3.1	The Company shall:

(a)	Pay the Licence Fee within 7 days of the publication or release of the Magazine;

(b)	establish a separate division within the Company to run the Business and maintain separate accounts for the Business;

(c)	be responsible for the translation, production, printing, marketing (subscriptions and advertisements), distribution, and retailing activities related to the Magazine and Products in the Territory;

(d)	be responsible for the costs and expenses of the Business;

(e)	act in good faith at all times to New Era;

(f)	notify New Era immediately if the Company is notified of any potential legal proceedings against it and/or legal proceedings are commenced against it in relation to the Business;

(g)
notify New Era immediately if the Company becomes aware of any potential investigation, proceedings and/or potentially negative information or comment becoming known or disclosed to the general public in relation to the Business;

(h)	use its best endeavours to ensure that the Magazine and Products are produced to the highest standard;

(i)	seek to maximise revenues from the production and sale of the Magazine and Products in the Territory;

(j)	ensure that high quality materials are used at all times and to ensure that the Magazine and Products are finished and presented to a high standard;

(k)	ensure that all quality control checks in relation to the Magazine and the Products are carried out to a reasonable standard;

(l)	liaise with the manufacturers, designers of the Magazine and the Products and any third party diligently;

(m)	establish and maintain a commercial framework sufficient to exploit and develop all commercial opportunities for the Magazine and the Products;

(n)	develop and establish sufficient infrastructure to support and maintain the commercial objectives of the Business;

(o)	use all expertise and efforts to generate revenues from all sources in the furtherance of Operating Profits of the Business;

(p)	produce monthly management accounts relating to the Business;

(q)	to produce and act in accordance with the Business Plan; and

(r)	undertake not to grant others the right to use the New Era Intellectual Property;

(s)	pay for two return business class flights from England to China or Hong Kong plus hotel and accommodation for two people for New Era per annum;

(t)	pay any costs incurred by Rio Ferdinand in relation to this agreement (including, without limitation, flights, hotel and accommodation); and

(u)	Publish or release at least 6 issues of the Magazine per annum.

4.	Obligations on New Era and Licence

4.1	New Era shall:

(a)	provide the Company with the English version of #5 each month;

(b)	act in good faith at all times to the Company;

(c)	use its reasonable endeavours to procure Rio Ferdinand to promote the Magazine and the Products on his Twitter and Weibo accounts from time to time.

(d)
use its reasonable endeavours to procure Rio Ferdinand to promote the Magazine and the Products on any visit to Hong Kong in relation to this agreement.  For the avoidance of doubt this does not include any visit in his capacity as a player or ambassador for Manchester United FC and not for any visit undertaken as a holiday.  Any visit to Hong Kong in relation to this agreement shall be agreed with New Era in advance and will be subject to his schedule which will take precedence over the same.  For the avoidance of doubt this clause does not oblige Rio Ferdinand to make such visit and Rio Ferdinand, at his absolute discretion, may refuse to such promotion or limit any promotional activity.

4.2
New Era, in consideration for the obligations on behalf of the Company in this agreement and in consideration of the Licence Fee, hereby grants to the Company an exclusive licence to use the New Era Intellectual Property in relation to the Magazine and the Products in the Territory, including in connection with the manufacture, promotion, distribution and sales of the Magazine and the Products.

5.	Completion

5.1	Completion shall take place on the date of this agreement.

5.2	At Completion the Company shall procure that such shareholder and board meetings of the Company are held as may be necessary to:

(a)
issue credited as fully paid New Era Shares and enter New Era in the register of members of the Company as the holder of New Era Shares and issue a share certificate to New Era in respect of all such shares; and

(b)	appoint the New Era Director.

6.	Directors and Management

6.1
The Board has responsibility for the supervision and management of the Business but shall obtain the prior written approval of New Era before taking any decision in relation to any of the Reserved Matters.

6.2	New Era shall be entitled to appoint such person as it shall determine as the New Era Director to the Board from time to time.

7.	Finance for the Business

7.1	The parties agree that the Business shall be financed, and if it requires any additional finance and so far as practicable, by the Company.

8.	Restrictions on the parties

8.1
Neither party nor any of its subsidiaries shall (unless otherwise agreed in writing by the other party), in the Territory during the term of this agreement, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business.  Further, the Company shall not carry on or be employed, engaged or interested in any business which would be in competition with New Era during the duration of this agreement and for a period of one year from termination for whatever reason.

9.	Anti-corruption

9.1	Each party undertakes to the other party that it will not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010.

9.2	Breach of any of the undertakings in this clause shall be deemed to be a material breach of the agreement.

10.	The Business Plan

10.1	The Business Plan is an annual business plan for the Business prepared by the Company and it shall include in relation to any calendar year to which it relates:

(a)	a cashflow statement giving an estimate of the working capital requirements;

(b)	a monthly projected profit and loss account;

(c)	an operating budget (including capital expenditure requirements) and balance sheet forecast;

(d)	a management report giving business objectives for the year; and

(e)
a financial report which shall include an analysis of the estimated results of the Business for the previous Financial Year compared with the Business Plan for that year, identifying variations in sales revenues, costs and other material items.

10.2	The Business Plan for every year shall be:

(a)	prepared by the Company 45 days before any year shall commence; and

(b)	adopted and approved by the parties by agreement in writing as soon as possible after it has been prepared.

11.	Accounting

11.1	The Business shall at all times maintain accurate and complete accounting and other financial records.

11.2	Each party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of the Company and the Business.

11.3	The Company shall supply New Era with the financial and other information necessary to keep it informed about how effectively the Business is performing and in particular shall supply:

(a)	a copy of each year's Business Plan for approval in accordance with clause 10;

(b)	a copy of the annual accounts of the Business within 3 months of the end of the year to which the accounts relate;

(c)
monthly management accounts of the Business to be supplied within 4 days of the end of the month to which they relate (the first day being the first day of the following month) and the accounts shall include a profit and loss account, a balance sheet and a cashflow statement; and

(d)	a copy of a report prepared by the Business in respect of each year, such report to be provided within 28 days of the end of the year to which it relates.

11.4
New Era shall be entitled to require the Company, and the Company shall as soon as possible comply with such a request, to provide any documents, information and correspondence necessary to enable New Era to monitor its rights under this agreement and to comply with filing, elections, returns or any other requirements of HM Revenue & Customs or of any other revenue or tax authority.

12.	Profit Share

12.1	The Company and New Era shall split the Operating Profits in equal shares (50:50).

12.2	The distribution of any Operating Profits will be on every Quarter Date on all Operating Profits earned during the previous 3 complete months.

12.3
New Era shall have the right pursuant to clause 11.4 above to inspect any and all documents including the accounts in relation to the Business and in particular in relation to the Operating Profits.  New Era shall also be entitled to appoint an expert to verify the same.

13.	Term, Termination and liquidation

13.1
This agreement shall come into effect on Completion and, subject to the remaining terms of this agreement, shall continue in full force and effect for a period of one year and thereafter shall be automatically renewed for a further year unless and until terminated by either party giving to the other not less than 3 months' written notice, expiring no earlier than the second anniversary of Completion or at any time thereafter.

13.2	Either party shall be entitled to terminate this agreement at any time, by notice in writing to the other if:

(a)
the other party is in material breach of this agreement which breach is irremediable or, if remediable, is not remedied by the defaulting party within 30 days of being requested to do so by the other. If the Company (1) submits an application to register New Era Intellectual Property without first consulting and obtaining the written agreement of New Era or (2) uses New Era Intellectual Property without the approval of New Era in accordance with clause 6.1, such party shall be deemed to be in material breach of this agreement; or

(b)
the other party ceases to do business, becomes unable to pay its debts as they fall due, becomes or is deemed insolvent, has a receiver, liquidator, manager, administrator, administrative receiver or similar officer appointed in respect of the whole or any part of its assets or business (or is the subject of a filing with any court for the appointment of any such officer), makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt or an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation or reconstruction), or any equivalent or similar action or proceeding is taken or suffered in any jurisdiction and the same is not dismissed or discharged within 30 days thereafter.

13.3	Termination of this agreement shall not affect any rights or liabilities that the parties have accrued under it.

13.4	If this agreement terminates for whatever reason, the Business is to be wound down and:

(a)	the Business shall not enter into any new contractual obligations nor market or produce any further Magazines or Products;

(b)	any stocks of Products shall be sold for the best price within 3 months of the termination and any remaining stocks thereafter shall be disposed of as New Era directs;

(c)	a final distribution of Operating Profits shall be made thereafter; and

(d)
any proprietary information or intellectual property rights belonging to or originating from a party shall be returned to it by the other party and all such proprietary information or intellectual property rights shall be erased from the computer systems (to the extent possible) of the party who is returning it.

13.5
Where any party is required by any law, regulation or governmental or regulatory authority to retain any information (or copies of such information) of the other party or the Business, it shall notify the other party in writing of such retention giving details of the information that it has been required to retain.

13.6
On termination the Company shall, subject to clause 13.4(b), immediately destroy, or at the request of New Era, return all Magazines and/or Products and shall remove, and use its best endeavours to require third parties to remove, any reference to the Magazine or Products on any platform including without limitation the World Wide Web, mobile applications etc.  Thereafter the Company shall not utilise in any way or associate itself with New Era, New Era’s Intellectual Property or Rio Ferdinand.

13.7	The rights and licence granted in accordance with clause 4 shall cease on termination for whatever reason.

14.	Intellectual Property

14.1
Any intellectual property rights arising howsoever from the Magazine or Products shall be the property of New Era and shall become New Era Intellectual Property upon creation and then form part of the grant of rights at clause 4 above.

15.	Confidentiality

15.1	In this clause Confidential Information means any information which:

(a)	either party may have or acquire (whether before or after the date of this agreement) in relation to the customers, suppliers, business, assets or affairs of the other;

(b)	relates to the contents of this agreement (or any agreement or arrangement entered into pursuant to this agreement), but excludes the information in clause 15.2.

15.2	Information is not Confidential Information if:

(a)	it is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement;

(b)
either party can establish to the reasonable satisfaction of the other party that it found out the information from a source not connected with the other party or its Group and that the source is not under any obligation of confidence in respect of the information;

(c)
either party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

(d)	the parties agree in writing that it is not confidential.

16.	Whole agreement

16.1
This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede all previous arrangements, understandings and agreements between them, whether oral or written, relating to their subject matter.

16.2
Each party acknowledges that in entering into this agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this agreement or those documents.

16.3	Nothing in this clause 16 shall limit or exclude any liability for fraud.

17.	Assignments

17.1
No party may assign, or grant any sub-contract, or deal in any way with, any of its rights and obligations under this agreement or any document referred to in it without the prior written consent of the other party.

18.	Variation and waiver

18.1	A variation of this agreement shall be in writing and signed by or on behalf of all parties.

18.2
No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

18.3	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

18.4	Unless specifically provided otherwise, rights and remedies arising under this agreement are cumulative and do not exclude rights and remedies provided by law.

19.	Costs

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, shall be borne by the Company.

20.	No partnership

The parties to this agreement are not in partnership with each other and there is no relationship of principal and agent between them.

21.	Third party rights

21.1	A person who is not a party to this agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999.

21.2
The right of the parties to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement is not subject to the consent of any person that is not a party to the agreement.

22.	Notice

22.1	A notice given under this agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)
shall be sent for the attention of the person, and to the address, or fax number, given in this clause 22 (or such other address, fax number or person as the relevant party may notify to the other party); and

(c)	shall be:

(i)	delivered personally; or

(ii)	delivered by commercial courier; or

(iii)	sent by fax; or

(iv)	sent by pre-paid United Kingdom first-class post or recorded delivery; or

(v)	(if the notice is to be served or given outside the country from which it is sent) sent by reputable international overnight courier.

22.2	The addresses for service of notice are:

(a)	The Company

Address:19F, Rm1902, Kodak House 2, Java Road , North Point ,HK

For the attention of: Kwong Kwan Yin, Roy

Fax number:  +852 2882 7020

(b)	New Era

Address: 17 Hardwidge Street, London, United Kingdom SE1 3SY

For the attention of: Pete Smith

Fax number:   0207 403 0500

22.3	If a notice has been properly sent or delivered in accordance with this clause, it will be deemed to have been received as follows:

(a)	if delivered personally, at the time of delivery; or

(b)	if delivered by commercial courier, at the time of signature of the courier's delivery receipt; or

(c)	if sent or supplied by fax, one hour after the notice was sent or supplied;

(d)
if sent by pre-paid United Kingdom first class post to an address in the United Kingdom or recorded delivery, 48 hours after it was posted or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom, if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five business days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider; or

(e)
if deemed receipt under the previous paragraphs of this sub-clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of deemed receipt and all references to time are to local time in the place of deemed receipt.

22.4
To prove delivery it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

23.	Interest on late payment

23.1
Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the person due to pay the sum shall also pay an amount equal to interest on that sum at the rate set out in clause 23.2 for the period beginning with the date on which the payment was due and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

23.2	The rate of interest shall be 5% per annum above the base lending rate from time to time of Lloyds Bank. Interest shall accrue on a daily basis and be compounded quarterly.

23.3	This clause 23 is without prejudice to any claim for interest under the Late Payment of Commercial Debts (Interest) Act 1998.

24.	Language

If this agreement is translated into any language other than English, the English language text shall prevail.

25.	Severance

25.1
If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

25.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

26.	Further assurance

Each party shall promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

27.	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

28.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

29.	Governing law and jurisdiction

29.1
This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

29.2
The parties irrevocably agree that, subject to clause 29.3, the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

29.3
Any dispute arising from or related to the present agreement, including any question regarding its existence, validity or termination, shall be submitted exclusively to the Court of Arbitration for Sport to be dealt with in Shanghai, China and resolved definitively in accordance with the Code of sports related arbitration.  The Panel will consist of one arbitrator.  The language of the arbitration will be English.

This agreement has been entered into on the date stated at the beginning of it.

Schedule Matters reserved for New Era approval

1.	Adopting or amending the Business Plan in respect of each Financial Year.

2.	Changing the nature of the Business or the commencement of any new business by the Business which is not ancillary or incidental to the Magazine or Products.

3.	Appointing any agent or other intermediary to conduct any of the Business.

4.	The Company shall not without the prior written consent of New Era (such consent may be given by email and may be given or withheld at New Era’s absolute discretion):

(a)	use the New Era Intellectual Property or the name Rio Ferdinand or associate itself with New Era or Rio Ferdinand for any purpose;

(b)	use any advertisements or promotional materials in relation to the Magazine or Products in any format or on any platform, including without limitation to World Wide Web;

(c)	utilise (publish, distribute, etc.) the Magazine ; and

(d)	utilise (advertise, produce, sell etc.) the Products.

Signed by for and on behalf of GREAT CHINA MANIA HOLDINGS INC 4 December 2013	/s/ Kwong Kwan Yin Roy Kwong Kwan Yin, Roy CEO / Director
Signed by for and on behalf of NEW ERA GLOBAL ENTERPRISES LIMITED 4 December 2013	/s/ Peter Smith Director